Exhibit 99.1

Natural Health Trends Reports Third Quarter 2016 Financial Results and
Declares Special Cash Dividend of $0.35 per Share

•	Record operating income increased 3% year-over-year to $15.2 million

•	Active Members[1] increased 30% year-over-year to 122,900

•	Increased quarterly dividend 14% to $0.08 per share

•	Declared special dividend of $0.35 per share

LOS ANGELES – October 25, 2016 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand, today announced its financial results for the quarter ended September 30, 2016.

Third Quarter 2016 Financial Highlights

•	Total revenue decreased 13% to $70.7 million, compared to $80.8 million in the third quarter of 2015.

◦	Revenue from the Company’s Hong Kong operations, which represented 93% of total revenue, decreased 13% to $65.9 million, compared to $75.9 million in the third quarter of 2015.

◦	Revenue outside of Hong Kong decreased 2% to $4.8 million, compared to $4.9 million in the third quarter of 2015.

•	Operating income increased 3% to $15.2 million, compared to $14.8 million in the third quarter of 2015.

•
An additional income tax provision of $2.6 million was recognized in the third quarter of 2016 for the expected partial repatriation of overseas profits, resulting in an overall effective tax rate of 18%.

•	Net income was $12.6 million, or $1.12 per diluted share, compared to $14.5 million, or $1.18 per diluted share, in the third quarter of 2015.

•	The number of Active Members[1] decreased 3% to 122,900 at September 30, 2016, compared to 126,440 at June 30, 2016, and increased 30% compared to 94,700 at September 30, 2015.

[1]	Natural Health Trends defines Active Members as those that have placed at least one product order with the Company during the preceding twelve month period.

Year-to-Date 2016 Financial Highlights

•	Total revenue increased 18% to $225.4 million, compared to $191.2 million in the first nine months of 2015.

•	Operating income increased 30% to $44.1 million, compared to $34.0 million in the first nine months of 2015.

•
An additional income tax provision of $7.3 million was recognized in the first nine months of 2016 for the expected partial repatriation of overseas profits, resulting in an overall effective tax rate of 18%.

•	Net income was $36.0 million, or $3.14 per diluted share, compared to $33.5 million, or $2.70 per diluted share, in the first nine months of 2015.

Management Commentary

“We had a challenging third quarter characterized by various adverse factors contributing to a 13% year-over-year decline in our total revenue,” commented Chris Sharng, President of Natural Health Trends Corp. “In addition to a tough year-over-year comparison in the third quarter of 2015 due to a highly successful promotion we ran last year during an otherwise seasonally slower quarter, we encountered currency depreciation of the Chinese yuan by 6% against the Hong Kong dollar. This effectively increases the price of our products for our members residing in mainland China. That said, we believe the G20 Summit, which was hosted in Hangzhou, one of our top performing markets, was the significant driver behind the quarter’s decline in revenue. To prepare for the high profile event, the Chinese government implemented special measures such as temporarily relocating city residents, emptying entire districts, blocking urban traffic and shutting down businesses from July through early September. As a result, our local members’ abilities to organize any activity in the Hangzhou metropolitan area were hampered.”

Mr. Sharng further commented, “Despite these factors, we were pleased to have increased our revenues for the first nine months of 2016 by 18% over last year as well as achieve record operating profit for the quarter of $15.2 million, up 3% over last year. To reinvigorate growth in our affected markets, we have developed a strategic plan which includes leader training and motivation, expansion by both geography and product, and technological advancements to support enhanced member communication and productivity. We are working hard to build sustainable, long-term growth and we will strive to get there through execution on our strategic initiatives while simultaneously returning excess cash to our valued stockholders.”

Balance Sheet and Cash Flow

•
Net cash provided by operating activities in the third quarter of 2016 was $5.9 million, compared to $25.7 million in the third quarter of 2015. For the first nine months of 2016, net cash provided by operating activities was $36.3 million, compared to $65.2 million in the first nine months of 2015.

•
On October 23, 2016, the Company’s Board of Directors declared a quarterly cash dividend of $0.08 per share on outstanding common stock, which represents a 14% increase over the prior quarter dividend, and a special cash dividend of $0.35 per share on outstanding common stock. The dividends will be payable on November 25, 2016 to stockholders of record as of November 15, 2016.

•
During the nine months ended September 30, 2016, the Company repurchased $23.7 million of its common stock under its existing $70.0 million stock repurchase program. At September 30, 2016, approximately $32.0 million remained available for repurchases, inclusive of related estimated income tax.

Third Quarter 2016 Financial Results Conference Call

Management will host a conference call to discuss the third quarter 2016 financial results today, Tuesday, October 25, 2016 at 11:30 a.m. Eastern Time. The conference call details are as follows:

Date:	Tuesday, October 25, 2016
Time:	11:30 a.m. Eastern Time / 8:30 a.m. Pacific Time
Dial-in:	1-877-407-0789 (Domestic) 1-201-689-8562 (International)
Conference ID:	13646039
Webcast:	http://public.viavid.com/index.php?id=121213

For those unable to participate during the live broadcast, a replay of the call will also be available from 2:30 p.m. Eastern Time on October 25, 2016 through 11:59 p.m. Eastern Time on November 8, 2016 by dialing 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and referencing the replay pin number: 13646039.

About Natural Health Trends Corp.

Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the Company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 4, 2016 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investors:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$114,500	$104,914
Accounts receivable	98	57
Inventories, net	14,842	10,455
Other current assets	3,540	2,286
Total current assets	132,980	117,712
Property and equipment, net	1,297	894
Goodwill	1,764	1,764
Restricted cash	3,090	3,166
Other assets	723	616
Total assets	$139,854	$124,152
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,114	$2,862
Income taxes payable	655	379
Accrued commissions	18,620	19,634
Other accrued expenses	18,443	16,703
Deferred revenue	4,236	4,011
Deferred tax liability	60	60
Amounts held in eWallets	19,510	16,414
Other current liabilities	1,543	1,510
Total current liabilities	66,181	61,573
Long-term incentive	4,945	5,770
Total liabilities	71,126	67,343
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	86,564	85,963
Retained earnings (accumulated deficit)	24,342	(9,647)
Accumulated other comprehensive loss	(302)	(101)
Treasury stock, at cost	(41,889)	(19,419)
Total stockholders’ equity	68,728	56,809
Total liabilities and stockholders’ equity	$139,854	$124,152

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$70,679	$80,779	$225,416	$191,204
Cost of sales	13,627	16,001	42,966	39,025
Gross profit	57,052	64,778	182,450	152,179
Operating expenses:
Commissions expense	30,578	40,036	103,547	93,443
Selling, general and administrative expenses	11,170	9,867	34,505	24,571
Depreciation and amortization	96	72	276	181
Total operating expenses	41,844	49,975	138,328	118,195
Income from operations	15,208	14,803	44,122	33,984
Other income (expense), net	48	(135)	40	(112)
Income before income taxes	15,256	14,668	44,162	33,872
Income tax provision	2,699	137	8,124	330
Net income	$12,557	$14,531	$36,038	$33,542
Income per common share:
Basic	$1.12	$1.19	$3.15	$2.71
Diluted	$1.12	$1.18	$3.14	$2.70
Weighted-average number of common shares outstanding:
Basic	11,209	12,239	11,437	12,364
Diluted	11,232	12,284	11,463	12,439
Cash dividends declared per common share	$0.07	$0.04	$0.18	$0.09

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Nine Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$36,038	$33,542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	276	181
Stock-based compensation	94	56
Cumulative translation adjustment realized in net income	132	(82)
Changes in assets and liabilities:
Accounts receivable	(36)	(217)
Inventories, net	(4,382)	(2,904)
Other current assets	(1,208)	(736)
Other assets	(91)	(264)
Accounts payable	252	2,140
Income taxes payable	278	190
Accrued commissions	(1,045)	11,832
Other accrued expenses	3,459	8,397
Deferred revenue	222	1,844
Amounts held in eWallets	3,098	11,354
Other current liabilities	26	93
Long-term incentive	(825)	(229)
Net cash provided by operating activities	36,288	65,197
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(679)	(645)
Increase in restricted cash	—	(3,028)
Net cash used in investing activities	(679)	(3,673)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of warrants	—	309
Repurchase of common stock	(23,704)	(11,079)
Dividends paid	(2,049)	(1,111)
Net cash used in financing activities	(25,753)	(11,881)
Effect of exchange rates on cash and cash equivalents	(270)	106
Net increase in cash and cash equivalents	9,586	49,749
CASH AND CASH EQUIVALENTS, beginning of period	104,914	44,816
CASH AND CASH EQUIVALENTS, end of period	$114,500	$94,565
SUPPLEMENTAL DISCLOSURES OF OTHER CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$7,994	$152
Issuance of treasury stock	$1,741	$666